EXHIBIT 4.10

Unofficial translation from Hebrew

July 31, 2001

To:
Mr. ________________________

Dear Sir;

Re: Exemption and Indemnification Letter

Whereas	on December 4, 2000, the Company’s board of directors, after having obtained the approval of the Company’s audit committee to that effect, resolved to approve the Company’s undertaking to exempt and indemnify officeholders in the Company, in accordance with the Companies Law, 5759 – 1999 (hereinafter: the “Companies Law”) and pursuant to the terms of exemption and indemnification set forth in this Letter; and

Whereas	on February 21, 2001, the Company’s general meeting likewise approved the said resolution with respect to the directors in the Company;

Notice is hereby given to you, as follows:

1.	Exemption from Liability

Subject to the provisions of the Companies Law, the Company hereby exempts you from any liability to the Company, for any damage caused by you to the Company, due to a breach of your duty of care to the Company.

2.	Indemnity Undertaking:

The Company hereby undertakes as follows:

2.1	To indemnify you for any liability or expense, as set forth below, imposed on you in consequence of any acts performed by you (including any acts predating this Letter) and/or to be performed by you in your capacity as officeholder in the Company or in private subsidiaries, relating to one or more of the types of events set forth in the addendum to this Letter, provided the maximum amount of the indemnification shall not exceed the amount set forth in subsection 2.2 below.

2.1.1	Any financial liability imposed on you in favor of another person under a judgment, including a judgment entered under a settlement or an award approved by a court;

2.1.2	Reasonable litigation expenses, including attorneys’ fees incurred by you or with which you will be charged by the Court, in a proceeding to be filed against you by the Company or on its behalf or by any other person, or in criminal charges from which you will be acquitted, or in criminal charges in which you are convicted of an offense which does not require proof of mens rea.

2.2	The amount of the indemnification to be paid by the Company to all officeholders, cumulatively, pursuant to all indemnity letters to be issued to them by the Company in accordance with the indemnification resolution, due to one or more of the types of events set forth in Appendix A, will be the lower of the following: (a) 25% (twenty five percent) of the Company’s shareholders’ equity pursuant to the most recent financial statements of the Company which are closest to the date of the actual indemnification by the Company; (b) USD 40,000,000 (hereinafter: the “Maximum Indemnity Amount”). The indemnity amount will be paid in addition to the amounts received, if any, from an insurance company under the Company’s insurance policies, as in effect from time to time.

2.3	If and to the extent that the total indemnity amount which the Company is required to pay to its officeholders, as set forth in subsection 2.1 above, exceeds the Maximum Indemnity Amount or the balance of the Maximum Indemnity Amount (as existing at that time) pursuant to subsection 2.2. above, the Maximum Indemnity Amount or the balance thereof will be distributed between the officeholders entitled to indemnification, so that the indemnity amount received by each officeholder, in effect, will be calculated at the ratio between the amount of the indemnifiable liability of each of the officeholders and the amount of the indemnifiable liability of all such officeholders, cumulatively, due to the same event.

2.4	Upon the occurrence of any event due to which you may be entitled to indemnification as aforesaid, the Company will provide to you, from time to time, such funds as are required to cover the expenses and other types of payments, relating to the handling of such legal proceeding, so that you will not be required to pay or finance same in person, all subject to such terms and provisions as set forth in this Indemnity Letter.

2.5	To remove any doubts, it shall be clarified that upon the occurrence of any event which may entitle you to indemnification, you may contact an attorney in good standing at your option, other than an attorney who is not acceptable to the Company on reasonable grounds, provided you give notice of the identity of the attorney to the Company, immediately upon learning of the need to appoint such attorney. Should you fail to give such notice, the Company will be entitled to appoint an attorney on your behalf, at its discretion.

3.	The indemnity undertaking pursuant to this Letter is subject to the provisions of the following section:

3.1	You shall give notice to the Company of any legal proceeding instituted against you in connection with any event respecting which the indemnification may apply and of any threat delivered to you in writing to the effect that a legal proceeding is to be instituted against you, with due expedition after you first learn of such event and you shall transfer to the Company or to anyone designated by the Company, any document with respect to such proceeding.

3.2	Should the Company appoint an attorney on your behalf in accordance with subsection 2.5 above, the Company will be entitled to assume the handling of your defense against such legal proceeding, and/or to hand over such handling to any attorney of good standing which the Company selects to this end (other than an attorney who is not acceptable to you on reasonable grounds), subject to the satisfaction of all the following cumulative conditions: (a) The Company notifies within 45 days from the date of receipt of the notice as aforesaid in subsection 3.1 above (or a shorter period – if so required for the purpose of submitting your statement of defense or your response to the proceeding), that it will indemnify the holder of the indemnity letter pursuant to the provisions of this Letter; (b) the legal proceeding against the holder of the indemnity letter only incorporates a claim for pecuniary compensation. The Company and/or such attorney shall be entitled to act within the framework of such handling at their sole discretion and bring such proceeding to an end; the attorney appointed as aforesaid shall act under and shall owe a fidelity duty to the Company and to you. In the event that a conflict of interests is created between you and the Company, the attorney shall give notice thereof, you will be entitled to hire an attorney on your behalf and the provisions of this indemnity letter shall apply to the expenses incurred by you in connection with such appointment. If the Company opts to settle in respect of a financial obligation or to decide the dispute by means of arbitration with respect to a financial obligation, it may do so provided that the claim against you and/or the threatened claim against you are completely removed. At the Company’s request, you will sign any document empowering the Company, and/or any attorney as aforesaid, to handle your defense in such proceeding on your behalf and to represent you in any matter pertaining thereto, as aforesaid.

3.3	You will collaborate with the Company and/or with any attorney as aforesaid in any reasonable manner as may be required of you by any of them as part of their handling in connection with such legal proceeding, provided that the Company attends to the covering of all your expenses relating thereto, in such manner as you will not be required to pay or finance them in person, all pursuant to the provisions of subsection 2.2 above.

3.4	Irrespective of whether or not the Company acts as set forth in subsection 3.2 above, the Company will attend to covering all the expenses and other types of payment set forth in subsection 2.1 above, so that you will not be required to pay or finance them in person, and so that same shall not derogate from the indemnity guaranteed to you under the provisions of this Letter, all subject to the provisions of subsection 2.2 above.

3.5	Your indemnification with respect to any legal proceeding against you, as set forth in this Letter, will not apply to any sum payable by you in the wake of any settlement or arbitration, unless the Company agrees in writing to such settlement or to the conducting of such arbitration, as the case may be.

3.6	The Company will not be required to pay under this Letter any funds paid in effect to you or on your behalf or in your stead in any manner whatsoever as part of any insurance (purchased by the Company) or any indemnity undertaking whatsoever on the part of any other person other than the Company. To remove any doubts, it is hereby clarified that the Indemnity Amount under this Letter shall apply beyond (and in addition to) the amount to be paid (if and to the extent paid), as part of such insurance and/or indemnification.

3.7	Upon your request to effect a payment with respect to any event whatsoever pursuant to this Letter, the Company shall take all measures required under law for the payment thereof and shall act to attend to any approval required to this end, if any. If any approval whatsoever as aforesaid is required for payment as aforesaid, and where such payment is not approved accordingly on any ground whatsoever, such payment or any part thereof which is not approved as aforesaid shall be subject to the court’s approval and the Company shall act to obtain same.

4.	The Company’s obligations under this Letter shall be available to you also after the termination of your office as officeholder in the Company, provided that the acts for which the exemption from liability or indemnity undertaking are granted were performed and/or will be performed during your term of office as officeholder in the Company.

5.	In the event that the Company pays to you or on your behalf any sums whatsoever within the framework of this Letter with respect to such legal proceeding, where it subsequently turns out that you are not entitled to indemnification from the Company for such sums, these sums shall be deemed as a loan extended to you by the Company, such loan to be linked to the CPI, and you shall be required to repay such sums to the Company upon the Company’s written demand to do so and in accordance with such payment schedule as shall be determined by the Company.

6.	In this Indemnity Letter –

“Officeholder” – Within the meaning of this term in the Companies Law, including a Company employee.

“Act” or any derivative thereof – Including any implied resolution and/or omission and further including your acts prior to the date of this Indemnity Letter during your term of office as Officeholder in the Company.

Everything stated in the masculine gender shall also imply the feminine gender.

7.	The Company’s undertakings pursuant to this Indemnity Letter shall be interpreted broadly, in a manner intended to fulfill them, to the extent permitted under law, for the purpose for which they were designed. In the event of a conflict between any provision in this Indemnity Letter and provisions of the law that may not be contracted out, revised or supplemented, such provision of the law shall prevail, but same shall not prejudice or derogate from the force of the other provisions in this Indemnity Letter.

8.	The addendum hereto constitutes an inseparable part hereof.

In Witness Whereof the Company Has Signed, via its duly authorized signatories.

—————————————— Elbit Medical Imaging Ltd.

I, the undersigned, Mr. _______________, hereby confirm receipt of this Letter and acknowledge my consent to all the terms hereof.

_____________________

Date: _____________________

Addendum

Subject to the provisions of the law, the types of events are as follows:

1.	Issue of securities, including, without limitation to the foregoing, offering securities to the public under a prospectus, a private offering, issuance of bonus shares or offering of securities in any other manner whatsoever.

2.	A transaction within the meaning of Section 1 of the Companies Law, 5759 – 1999, including transfer, sale or acquisition of assets or liabilities, including securities or granting or accepting any interest in any of the above, as well as any act directly or indirectly connected to such transaction.

3.	A report or notice submitted under the Companies Law or the Securities Law, including regulations enacted thereunder, or in accordance with rules or guidelines prevailing in the stock exchange in or outside Israel, or any law of another country regulating similar matters and/or refraining from submitting any report or notice as aforesaid.

4.	A change in the Company’s structure or its reorganization or any resolution in respect thereof, including, without limitation to the generality of the aforesaid, merger, spin-off, a change in the Company’s capital, foundation of subsidiaries, winding up or selling them, allocation or distribution.

5.	Statement, declaration, including expression of a position or opinion made in good faith by the officeholder in the course and by virtue of his capacity, including within the framework of meetings of the board of directors or any of its committees.

6.	Any act in conflict with the Company’s articles or memorandum of association.

7.	Each of the types of events set forth above, in respect of the office of the officeholder in a corporation controlled by the Company or in the Company’s affiliated corporation.